Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	INVESTOR RELATIONS: Rachel Carroll VP Corporate Communications P: 212 920 3500 E: rcarroll@ener1.com	MEDIA RELATIONS Jon Coifman Waggener Edstrom Worldwide P: 212 551 4815 E: jcoifman@waggeneredstrom.com

EnerDel Awarded $4 Million Federal R&D Contract

Company to Develop New Hi-Performance Lithium-Ion Battery Technology for Cold-Climate Operations
and Unmanned Aerial Vehicles

INDIANAPOLIS (September 17, 2008) – EnerDel, a developer and manufacturer of advanced Lithium-ion batteries for automotive, defense and other energy storage markets, has been awarded a $4 million research and development contract by the U.S. Department of Defense (DoD). The contract is aimed at two goals: (i) to create lightweight, high-performance battery solutions for real-time tracking of vital military assets in harsh climates, and (ii) creating high-energy batteries to power miniature unmanned aerial vehicles (UAVs), increasingly critical to battlefield troops.

“The potential demand for advanced battery technologies for both civilian and military applications today is tremendous,” commented EnerDel CEO Ulrik Grape. “We are collaborating with DoD to push the horizons of lithium-ion technology beyond automotive for highly specific defense needs. The market opportunities are very substantial.”

The Congressionally directed program contract will be funded by the Defense Logistics Agency (DLA) and administered by The Crane Division, Naval Surface Warfare Center (NSWC).  The single, unified R&D contract covers both new “severe-duty” battery technology to replace commercially available cells and high-energy batteries for mini UAVs.

“These projects will put our technology to the test under the most diverse and unforgiving conditions. Like so many breakthrough technologies that are common today, the lessons learned in tough military settings will have major benefits for civilian applications, particularly hybrid and electric vehicles,” Grape said. “It is an exciting opportunity at an important time for the Lithium-ion battery industry, and we are proud that EnerDel was chosen to contribute to this effort. We look forward to working with the DLA and NSWC Crane on these programs.”

EnerDel recently received the prestigious R&D 100 Award for Excellence for its advanced technology and uniquely innovative design. The Indianapolis-based company shared the award with its research partners at Argonne National Laboratory near Chicago. EnerDel is among the small number of participating members of the United States Advanced Battery Consortium, which works closely with automakers, component companies and others to accelerate the commercial development of advanced Lithium-ion battery technology for automotive use.

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About EnerDel

EnerDel is a subsidiary of Ener1, Inc. (AMEX: HEV), which develops and manufactures compact, high performance Lithium-ion (Li-ion) batteries to power the next generation of hybrid and electric vehicles. Led by an experienced team of engineers and energy system experts, the company is building proprietary innovations based on technology originally pioneered at the Argonne National Laboratory.

EnerDel produces its batteries at its state-of-the-art facilities in Indianapolis, Indiana, and is expecting to be the first company to mass-produce a cost-competitive Lithium-ion battery for hybrid and electric vehicles. In addition to the automobile market, applications for Ener1 Lithium-ion battery technology include medical, military, aerospace, electric utility and other growing markets.

Ener1’s major shareholders are the Ener1 Group, Inc., a privately held, global investment and advisory firm, and ITOCHU Corporation, a Japanese trading company and distributor of manufacturing equipment essential to Lithium-ion battery production.  ITOCHU has annual revenue of approximately $90 billion and offices in more than 80 countries. Ener1 also receives funding from a growing number of institutional investors.

Ener1 develops commercial fuel cell products through its EnerFuel subsidiary and nanotechnology-based materials and manufacturing processes for batteries and other applications through its NanoEner subsidiary.

Certain statements made in this press release constitute forward-looking statements that are based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors. All forward-looking statements speak only as of the date of this press release and the company does not undertake any obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.